Exhibit 99.01

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
FOR IMMEDIATE RELEASE	Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Bradley E. Larson Chief Executive Officer www.meadowvalley.com
Meadow Valley Reports First Quarter Results
     PHOENIX, ARIZONA, May 9, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the first quarter of 2007.
     For the three months ended March 31, 2007, consolidated revenue decreased to $42.6 million compared to $45.7 million for the first quarter of 2006.
     Construction services revenue decreased to $22.7 million compared to $24.6 million, as project schedules required less work to be performed in this year’s first quarter than last year. “We are encouraged by prospects for renewed growth in construction services this year based on the increase in backlog and continued strength in the non-residential sectors of the construction industry. The increase in our bonding capacity has improved our ability to compete for new contracts. Many new projects are scheduled to come up for bid in coming months, which is another encouraging sign for the future,” said Chief Executive Officer Bradley Larson. Contract backlog at March 31, 2007 increased to $90.2 million, compared to $64.5 million at March 31, 2006. In April 2007, Meadow Valley was awarded new construction contracts totaling approximately $47.5 million.
     Construction materials revenue decreased to $19.7 million compared to $21.1 million, primarily reflecting the return to a more normal winter weather pattern this year compared to last, when unusually fine and dry conditions resulted in minimal weather-related delivery disruptions, as well as the slowdown in the housing industry which began to affect demand for construction materials in the second quarter of 2006. Cubic yards of concrete sold decreased approximately 12.0% compared to last year’s first quarter, and average unit sales price increased 9.5%. “Residential construction activity in our primary Phoenix and Las Vegas markets improved slightly in the first quarter of 2007 compared to the fourth quarter of 2006, and we continue to believe that the worst of the decline is behind us,” Larson said.
     Consolidated gross margin was 9.3% for the first quarter of 2007 compared to 10.4% for the first quarter of 2006. Construction services gross margin was 8.4% for this year’s first quarter, unchanged compared to the first quarter of 2006. Construction materials gross margin was 10.7% compared to 12.6%, reflecting lower volume and higher fixed costs associated with expansion programs initiated in 2006.
     General and administrative expenses were $3.0 million for the first quarter of 2007 compared to $2.8 million a year earlier.
     Net income after minority interest for the first quarter of 2007 decreased to $0.5 million, or $0.10 per diluted share, based on approximately 5.3 million diluted shares outstanding. This compares to net income after minority interest for the first quarter of 2006 of $0.9 million, or $0.19 per diluted share, based on approximately 4.5 million diluted shares outstanding. Meadow Valley’s construction materials subsidiary, Ready Mix, Inc. (AMEX:RMX), completed an initial public offering of its common stock in August 2005. Meadow Valley currently owns approximately 2.0 million shares, or approximately 53%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
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Meadow Valley Reports First Quarter Results
May 9, 2007
Page Two
     At March 31, 2007, Meadow Valley reported working capital of $28.3 million, including cash, cash equivalents and restricted cash of $29.9 million. At December 31, 2006, working capital was $27.3 million, including cash, cash equivalents and restricted cash of $30.0 million. Shareholders’ equity increased to $32.1 million compared to $31.3 million at December 31, 2006.
Conference Call
     Meadow Valley has scheduled a conference call today at 12:00 p.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation # 21337002 after 2:00 p.m. ET.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)
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MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Revenue:
Construction services	$22,723,694	$24,619,028
Construction materials	19,710,557	21,130,640
Construction materials testing	214,424	—

Total revenue	42,648,675	45,749,668

Cost of revenue:
Construction services	20,812,675	22,544,073
Construction materials	17,609,543	18,457,682
Construction materials testing	273,487	—

Total cost of revenue	38,695,705	41,001,755

Gross profit	3,952,970	4,747,913

General and administrative expenses	3,016,976	2,758,942

Income from operations	935,994	1,988,971

Other income (expense):
Interest income	369,283	189,256
Interest expense	(78,264)	(75,125)
Other income	101,705	20,738

	392,724	134,869

Income before income taxes and minority interest in consolidated subsidiary	1,328,718	2,123,840

Income tax expense	(471,793)	(784,326)

Income before minority interest in consolidated subsidiary	856,925	1,339,514

Minority interest in consolidated subsidiary	327,031	475,556

Net income	$529,894	$863,958

Basic net income per common share	$0.10	$0.21

Diluted net income per common share	$0.10	$0.19

Basic weighted average common shares outstanding	5,120,296	4,154,444

Diluted weighted average common shares outstanding	5,295,852	4,476,559

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$29,456,428	$29,354,582
Restricted cash	477,389	605,243
Accounts receivable, net	29,866,664	25,990,763
Prepaid expenses and other	2,256,174	2,820,768
Inventory, net	1,184,462	1,366,534
Costs and estimated earnings in excess of billings on uncompleted contracts	1,614,975	1,254,860
Note receivable	107,565	106,499
Deferred tax asset	568,444	561,199

Total current assets	65,532,101	62,060,448

Property and equipment, net	37,657,826	35,553,000
Refundable deposits	501,023	1,492,967
Note receivable, less current portion	508,066	535,360
Claims receivable	2,463,880	2,463,880

Total assets	$106,662,896	$102,105,655

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,664,869	$13,298,114
Accrued liabilities	4,887,985	7,569,928
Notes payable	5,105,870	4,837,628
Obligations under capital leases	216,924	332,898
Income tax payable	325,483	399,536
Billings in excess of costs and estimated earnings on uncompleted contracts	10,966,391	8,366,754

Total current liabilities	37,167,522	34,804,858

Notes payable, less current portion	15,014,748	13,894,382
Obligations under capital leases, less current portion	76,043	102,100
Deferred tax liability	2,974,857	2,974,857

Total liabilities	55,233,170	51,776,197

Commitments and contingencies

Minority interest in consolidated subsidiary	19,315,275	18,988,244

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,125,760 and 5,098,679 issued and outstanding	5,126	5,099
Additional paid-in capital	21,440,772	21,197,456
Capital adjustments	(799,147)	(799,147)
Retained earnings	11,467,700	10,937,806

Total stockholders’ equity	32,114,451	31,341,214

Total liabilities and stockholders’ equity	$106,662,896	$102,105,655